Exhibit 99.2

Management’s discussion and analysis set forth in this Exhibit 99.2 has been revised from the management’s discussion and analysis included in Item 7 to Humana’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”) to reflect the retrospective application of Humana’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, or SFAS 123R. Management’s discussion and analysis set forth below has not been revised to reflect events or developments subsequent to March 3, 2006, the date that Humana filed the 2005 Form 10-K. Revisions are highlighted in blue. For a discussion of events and developments subsequent to the filing date of the 2005 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS WITH RETROSPECTIVE APPLICATION OF SFAS 123R

The consolidated financial statements of Humana Inc. in this document present the Company’s financial position, results of operations and cash flows, and should be read in conjunction with the following discussion and analysis. References to “we,” “us,” “our,” “Company,” and “Humana” mean Humana Inc. and its subsidiaries. This discussion includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in filings with the Securities and Exchange Commission, in our press releases, investor presentations, and in oral statements made by or with the approval of one of our executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among other things, information set forth in Item 1A. — Risk Factors in the 2005 Form 10-K. In making these statements, we are not undertaking to address or update these factors in future filings or communications regarding our business or results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur. There may also be other risks that we are unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Overview

Headquartered in Louisville, Kentucky, Humana Inc. is one of the nation’s largest publicly traded health benefits companies, based on our 2005 revenues of $14.4 billion. We offer coordinated health insurance coverage and related services through a variety of traditional and Internet-based plans for employer groups, government-sponsored programs, and individuals. As of December 31, 2005, we had approximately 7.1 million members in our medical insurance programs, as well as approximately 1.9 million members in our specialty products programs.

We manage our business with two segments: Government and Commercial. The Government segment consists of members enrolled in government-sponsored programs, and includes three lines of business: Medicare Advantage, TRICARE, and Medicaid. The Commercial segment consists of members enrolled in products marketed to employer groups and individuals, and includes three lines of business: fully insured medical, ASO, and specialty. We identified our segments in accordance with the aggregation provisions of SFAS 131, which is consistent with information used by our Chief Executive Officer in managing our business. The segment information aggregates products with similar economic characteristics. These characteristics include the nature of customer groups and pricing, benefits and underwriting requirements.

The results of each segment are measured by income before income taxes. We allocate all selling, general and administrative expenses, investment and other income, interest expense, and goodwill, but no other assets or liabilities, to our segments. Members served by our two segments often utilize the same medical provider networks, enabling us to obtain more favorable contract terms with providers. Our segments also share overhead costs and assets. As a result, the profitability of each segment is interdependent. We believe our customer, membership, revenue and pretax income diversification across segments and products allows us to increase our chances of success.

Our results are impacted by many factors, but most notably are influenced by our ability to establish and maintain a competitive and efficient cost structure and to accurately and consistently establish competitive premium, ASO fee, and plan benefit levels that are commensurate with our medical and administrative costs. Medical costs are subject to a high rate of inflation due to many forces, including new higher priced technologies and medical procedures, increasing capacity and supply of medical services, new prescription drugs and therapies, an aging population, lifestyle challenges including obesity and smoking, the tort liability system, and government regulations.

Government Segment

In our Government segment, the passage of the MMA in December 2003 demonstrated the federal government’s commitment to providing health benefits and options to seniors by creating new product choices for Medicare-eligible individuals sold through the private sector. These new products include PFFS plans and local PPOs, with coverage effective in 2005, and regional PPOs and PDPs, with coverage effective in 2006. The PFFS plans generally offer additional benefits compared to traditional Medicare in exchange for a monthly premium paid by the member. These plans typically include a prescription drug benefit with no provider network restrictions. Local and regional PPO plans typically offer an even higher level of benefits to members, including a prescription drug benefit and a lower level of member cost-sharing on many benefits when the member uses medical services from in-network providers.

  As a long-time participant in the Medicare program, we believe that we possess (1) business competencies and management experience with senior product design, (2) a robust and scalable multi-channel distribution system, (3) an established and competitive network including a national retail pharmacy network, and (4) an established brand awareness with seniors. Accordingly, we have developed a strategy to take full advantage of these expanded programs. This resulted in significant expenditures and commitments of resources during 2005, including, among other items:

•                  increasing the number of markets where we sell our products,

•                  designing products that offer a compelling combination of price and benefits to capture market share,

•                  raising brand awareness with the launching of our “Let’s Talk” education campaign, as well as substantial marketing and advertising increases,

•                  expanding the distribution network, including partnering with Wal-Mart Stores, Inc. and increasing our captive sales force,

•                  increasing the size and scope of our provider network, and

•                  adding employees to accommodate membership growth, including opening a dedicated Medicare service center in Tampa Bay, Florida.

Our strategy and commitment to these expanded Medicare Advantage programs has led to substantial growth during 2005. Medicare Advantage membership increased to 557,800 members at December 31, 2005, up 47.9% from 377,200 members at December 31, 2004, primarily due to sales of our new PFFS products and the addition of 50,400 members from our acquisition of CarePlus Health Plans of Florida in February 2005. Likewise, Medicare premium revenues have increased 48.7% to $4.6 billion for 2005 from $3.1 billion in 2004. We expect the Medicare line of business to continue to grow during 2006 from continued geographic expansions of our Medicare Advantage offerings and our new PDP plans. As of February 1, 2006, Medicare Advantage membership totaled more than 700,000 members and PDP membership totaled approximately 1.7 million members. We expect 2006 Medicare premium revenues to more than double from 2005 from sales of our Medicare Advantage and PDP plans and for selling, general and administrative expenses to continue to increase in 2006. However, while our creation of the infrastructure related to our Medicare expansion will be nearly completed by the end of the first quarter of 2006, we do not believe the resulting expected revenues and membership will peak until Medicare enrollment is completed on July 1, 2006.  We believe this will result in lower earnings and margins in the first half of 2006 relative to the second half of 2006, when we believe our consolidated revenues will reach the level contemplated by our selling, general, and administrative expenses.

In our TRICARE business, 2005 marked our first full fiscal year under the South Region contract. After being awarded the South Region contract in 2003, we transitioned our TRICARE business to one of three newly-created regions under the government’s revised TRICARE program during 2004. We started the second option year under the South Region contract on April 1, 2005.

Commercial Segment

Our strategy to drive Commercial segment profitability focuses on providing solutions for employers to the rising cost of health care through the use of a variety of innovative and consumer-choice product designs. These products are supported by electronic informational capabilities, including education, tools, and technologies provided primarily through the Internet. To that end, we have developed an innovative suite of products styled as

“Smart” products. We believe that these Smart products offer the best solution for many employers to the problem of quickly rising health care costs for their employees. Membership in our Smart products and other consumer-choice health plans increased to 371,100 members at December 31, 2005, a 52% increase from December 31, 2004. We believe that growth in these products, which are offered both on a fully insured and ASO basis and competitively priced to produce higher margins, is a key component, among other items, for further improvement in the results of our Commercial segment. Additionally, we have increased the diversification of our commercial membership base, not only through our consumer-choice products, but also by (1) expanding our ASO membership in the mid-market group segment to take advantage of our network discounts and (2) launching our HumanaOne individual product to address an increasing migration of insureds from small group. While we expect our consumer-choice products to become a driver of growth in the years ahead as health care inflation persists, we also are enhancing the traditional products which comprise the bulk of our commercial portfolio today by applying our consumer-choice innovation.

Other important factors which impact our Commercial segment profitability are both the competitive pricing environment and market conditions. With respect to pricing, there is a tradeoff between sustaining or increasing underwriting margins versus increasing or decreasing enrollment. We have experienced a decline in our fully insured commercial membership as a result of pricing actions by some competitors who we perceive as desiring to gain market share in certain markets. With respect to market conditions, we are impacted by economies of scale on administrative overhead. As a result of a decline in preference for tightly-managed HMO products, medical costs have become increasingly comparable among our larger competitors. Product design and consumer involvement have become more important drivers of medical services consumption, and administrative expense efficiency is becoming a more significant driver of commercial margin sustainability. Consequently, we continually evaluate our administrative expense structure and realize administrative expense savings through productivity gains. Additionally, because our Commercial segment shares overhead costs with our Government segment, an increase or decrease in the size of our Government operations impacts our Commercial segment profitability.

Highlights

•                  In the Government segment, CMS approved all the 2006 Medicare contracts we applied for, giving us a wide array of products to sell and increasing the number of states where we sell them.

•                  Our Commercial segment reached an agreement to acquire CHA Service Company and completed the acquisition of Corphealth, Inc. Our Government segment completed the acquisition of CarePlus Health Plans of Florida. These transactions are more fully-described on the following page and in Note 3 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

•                  Membership in Medicare Advantage products grew by 180,600 members, or 47.9%, from December 31, 2004, including 130,200 members from sales primarily related to our new PFFS offering, and 50,400 members from the acquisition of CarePlus Health Plans of Florida.

•                  Commercial medical membership declined by 134,300 members, or 4.1%, from December 31, 2004, including the loss of an 89,000 member unprofitable account that lapsed on January 1, 2005. Excluding the 89,000 member account, commercial medical membership declined 45,300 members, or 1.4%, since December 31, 2004, primarily due to continued competitive pricing pressures in the small to mid-market group account partially offset by an increase in ASO membership of 152,400 members.

•                  We reached an agreement with representatives of more than 700,000 physicians to settle a nationwide class action suit, subject to court approval. This agreement is more fully-described below and under “Legal Proceedings” in Note 14 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

•                  Certain of our operations, primarily the Louisiana market, were negatively affected by the impact of Hurricane Katrina in August 2005 as more fully-described on the following page.

•                  The resolution of a contingent tax gain during the first quarter of 2005 contributed to the lower effective tax rate of 26.3% during 2005 compared to 32.4% during 2004 as more fully-described in Note 8 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

•                  Cash flows from operations increased 77.3% or $266.0 million to $610.1 million in 2005 compared to $344.1 million in 2004.

We intend for the discussion of our financial condition and results of operations that follows to assist in the understanding of our financial statements and related changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain critical accounting principles and estimates impact our financial statements.

Settlement of Class Action Litigation

On October 17, 2005, we reached an agreement with representatives of more than 700,000 physicians to settle a nationwide class action suit, subject to court approval. In connection with the settlement and other related litigation costs, we recorded pretax administrative expenses of $71.9 million ($44.8 million after taxes, or $0.27 per diluted common share) in the third quarter of 2005. Of the $71.9 million, $33.4 million is included in the Government segment results and the remaining $38.5 million is included in the Commercial segment results. The settlement is more fully-described under “Legal Proceedings” in Note 14 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

Hurricane Katrina

Certain of our operations, primarily the Louisiana market, were negatively affected by the impact of Hurricane Katrina in August 2005. Expenses related to Hurricane Katrina primarily stem from our efforts, in cooperation with Departments of Insurance in the affected states, to help our members by offering participating-provider benefits at non-participating providers’ rates, paying claims for members who were unable at the time to meet their premium obligations and similar measures. In connection with Hurricane Katrina, we recorded pretax medical and administrative expenses of $27.0 million ($16.9 million after taxes, or $0.10 per diluted common share) during the third and fourth quarters of 2005. Of the $27.0 million, $5.9 million is included in the Government segment results and the remaining $21.1 million is included in the Commercial segment results. We do not anticipate any significant additional costs for Hurricane Katrina related items in 2006.

Recent Acquisitions

In January 2006, our Commercial segment reached an agreement to acquire CHA Service Company, or CHA Health, for cash consideration of approximately $60.0 million plus any excess statutory surplus. The acquisition of CHA Health, a Kentucky health plan, is expected to add approximately 96,800 members to our Commercial segment medical membership. This transaction, which is subject to regulatory approval, is expected to close effective in the second quarter of 2006.

On December 20, 2005, our Commercial segment acquired Corphealth, Inc., a behavioral health care management company, for cash consideration of approximately $54.2 million, including transaction costs. This acquisition allows Humana to integrate coverage of medical and behavior health benefits.

On February 16, 2005, we acquired CarePlus Health Plans of Florida, or CarePlus, as well as its affiliated 10 medical centers and pharmacy company for approximately $444.9 million in cash, including transaction costs, adding approximately 50,400 Medicare Advantage members in Miami-Dade, Broward and Palm Beach counties. This acquisition enhances our Medicare market position in South Florida.

On April 1, 2004, we acquired Ochsner Health Plan, or Ochsner, from the Ochsner Clinic Foundation for $157.1 million in cash. Ochsner, a Louisiana health plan, added approximately 152,600 commercial medical members, primarily in fully insured large group accounts, and approximately 33,100 members in the Medicare Advantage program.

These transactions are more fully described in Note 3 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS 123R, which requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. This requirement represents a significant change because fixed-based stock option awards, historically a predominate form of stock compensation for us, were not recognized as compensation expense under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS 123R requires that the cost of the award, as determined on the date of grant at fair value, be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). The grant-date fair value of the award is estimated using option-pricing models. SFAS 123R also requires that we estimate the expected forfeitures beginning January 1, 2006 under each stock compensation plan and only recognize compensation expense for those awards which are expected to vest. In addition, certain tax effects of stock-based compensation are reported as a financing activity rather than an operating activity in the statements of cash flows. We adopted SFAS 123R on January 1, 2006 under the modified retrospective transition method using the Black-Scholes pricing model. In accordance with the modified retrospective transition method, we have adjusted previously reported operating results to reflect the effect of expensing certain stock awards, primarily stock options, based on amounts previously included in the pro forma disclosures under the original provisions of SFAS 123 for all prior years for which the provisions of SFAS 123 were effective. Additional detail regarding our stock-based compensation plans and the effect of our retrospective application of SFAS 123R is included in Note 11 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

On February 23, 2006, the Board of Directors approved the issuance of 1,517,507 additional options and restricted stock awards. This grant was weighted more towards awards of restricted stock than stock options as compared to grants made in prior years. Consequently, compensation expense for 2006 is anticipated to be $0.08 per diluted common share related to stock options and $0.05 per diluted common share related to restricted stock. These amounts, which in total are in line with previous guidance, are dependent on certain assumptions, including additional grants during 2006. In 2005, the effect of expensing stock options was $0.08 per diluted common share and the effect of compensation expense related to restricted stock awards was $0.02 per diluted common share.

Comparison of Results of Operations for 2005 and 2004

Certain financial data for our two segments with retrospective application of SFAS 123R was as follows for the years ended December 31, 2005 and 2004:

			Change
	2005	2004	Dollars	Percentage
	(dollars in thousands)
Premium revenues:
Medicare Advantage	$4,590,362	$3,086,598	$1,503,764	48.7%
TRICARE	2,407,653	2,127,595	280,058	13.2%
Medicaid	548,714	511,193	37,521	7.3%
Total Government	7,546,729	5,725,386	1,821,343	31.8%
Fully insured	6,068,115	6,614,482	(546,367)	(8.3)%
Specialty	386,747	349,564	37,183	10.6%
Total Commercial	6,454,862	6,964,046	(509,184)	(7.3)%
Total	$14,001,591	$12,689,432	$1,312,159	10.3%
Administrative services fees:
Government	$50,059	$106,764	$(56,705)	(53.1)%
Commercial	209,378	166,032	43,346	26.1%
Total	$259,437	$272,796	$(13,359)	(4.9)%
Income before income taxes:
Government	$316,676	$269,063	$47,613	17.7%
Commercial	86,204	130,315	(44,111)	(33.8)%
Total	$402,880	$399,378	$3,502	0.9%
Medical expense ratios (a):
Government	83.1%	84.3%		(1.2)%
Commercial	83.3%	83.9%		(0.6)%
Total	83.2%	84.1%		(0.9)%
SG&A expense ratios (b):
Government	12.7%	12.3%		0.4%
Commercial	18.5%	16.5%		2.0%
Total	15.4%	14.6%		0.8%

(a)          Represents total medical expenses as a percentage of premium revenue. Also known as MER.

(b)         Represents total selling, general, and administrative expenses as a percentage of premium revenues and administrative services fees. Also known as the SG&A expense ratio.

Medical membership was as follows at December 31, 2005 and 2004:

			Change
	2005	2004	Members	Percentage
Government segment medical members:
Medicare Advantage	557,800	377,200	180,600	47.9%
Medicaid	457,900	478,600	(20,700)	(4.3)%
TRICARE	1,750,900	1,789,400	(38,500)	(2.2)%
TRICARE ASO	1,138,200	1,082,400	55,800	5.2%
Total Government	3,904,800	3,727,600	177,200	4.8%

Commercial segment medical members:
Fully insured	1,999,800	2,286,500	(286,700)	(12.5)%
ASO	1,171,000	1,018,600	152,400	15.0%
Total Commercial	3,170,800	3,305,100	(134,300)	(4.1)%
Total medical membership	7,075,600	7,032,700	42,900	0.6%

This table of financial data should be reviewed in connection with the discussion on the following pages.

Summary

Net income was $296.7 million, or $1.79 per diluted common share, in 2005 compared to $269.9 million, or $1.66 per diluted common share, in 2004. The increase in net income primarily resulted from improved profits in our Government segment, driven by gains in membership and improved underwriting results in both our Medicare and TRICARE operations.

Net income for 2005 included expenses resulting from the class action litigation settlement ($44.8 million after taxes, or $0.27 per diluted common share) and costs associated with Hurricane Katrina ($16.9 million after taxes, or $0.10 per diluted common share). Net income for 2005 also included the favorable effect of an effective tax rate of approximately 26.3% compared to 32.4% in 2004, primarily due to the resolution of a contingent tax gain ($22.8 million, or $0.14 per diluted common share) during the first quarter of 2005 in connection with the expiration of the statute of limitations on an uncertain tax position related to the 2000 tax year.

Premium Revenues and Medical Membership

Premium revenues increased 10.3% to $14.0 billion for 2005, compared to $12.7 billion for 2004. Higher Government segment premium revenues were partially offset by a decrease in Commercial segment premium revenues. Premium revenues reflect changes in membership and increases in average per member premiums. Items impacting average per member premiums include changes in premium rates as well as changes in the geographic mix of membership, the mix of product offerings, and the mix of benefit plans selected by our membership.

Government segment premium revenues increased 31.8% to $7.5 billion for 2005, compared to $5.7 billion for 2004. This increase primarily was attributable to our Medicare Advantage operations and the effects of transitioning to the TRICARE South contract during 2004. Medicare Advantage membership was 557,800 at December 31, 2005, compared to 377,200 at December 31, 2004, an increase of 180,600 members, or 47.9%. This increase was due to expanded participation in various Medicare Advantage programs and geographic markets, as well as the CarePlus acquisition. The February 16, 2005 CarePlus acquisition added 50,400 members and $486.3 million in premium revenues in 2005. Average per member premiums for our Medicare Advantage business increased approximately 12% during 2005. This reflects a shift in our Medicare membership mix to higher reimbursement markets, due primarily to the South Florida CarePlus acquisition. Medicare geographic expansions during 2006 are anticipated to contribute to continued enrollment growth, with projected Medicare Advantage enrollment in the range of 900,000 to 1,100,000 at December 31, 2006 and PDP enrollment in the range of 1,900,000 to 2,200,000 at December 31, 2006. Total Medicare premium revenue for 2006 is projected to more than double from 2005. TRICARE premium revenues increased 13.2% in 2005, reflecting the transition to the new South Region contract during 2004 which included a temporary loss of approximately 1 million members for 4 months in 2004. Medicaid membership declined by 20,700 members from December 31, 2004 to December 31, 2005 primarily due to the fact that we did not renew our participation in the Medicaid program for the State of Illinois on July 31, 2005. The Illinois Medicaid business was not material to our results of operations, financial position, or cash flows.

Commercial segment premium revenues decreased 7.3% to $6.5 billion for 2005, compared to $7.0 billion for 2004. Lower premium revenues primarily resulted from a reduction of fully insured membership partially offset by increases in average per member premiums. Our fully insured membership decreased 12.5%, or 286,700 members, to 1,999,800 at December 31, 2005 compared to 2,286,500 at December 31, 2004. The decrease is primarily due to the relinquishment of an 89,000-member unprofitable account on January 1, 2005 and continued attrition due to the ongoing competitive environment within the fully insured group accounts, partially offset by membership gains in the individual and consumer-choice product lines. Average per member premiums for our fully insured group medical members increased approximately 7% to 9% in 2005 and are anticipated to further increase in the range of 7% to 9% in 2006.

Administrative Services Fees

Our administrative services fees for 2005 were $259.4 million, a decrease of $13.4 million, or 4.9%, from $272.8 million for 2004.

Administrative services fees for the Government segment decreased $56.7 million, or 53.1%, from $106.8 million for 2004 to $50.1 million for 2005. This decline resulted from the transition to the new South Region contract which carved out certain government programs including the administration of pharmacy and medical benefits to senior members over the age of 65. We transitioned services under these separate programs to other providers during 2004.

For the Commercial segment, administrative services fees increased $43.4 million, or 26.1%, from $166.0 million for 2004 to $209.4 million for 2005. This increase resulted from increased membership and higher average per member fees. ASO membership of 1,171,000 members at December 31, 2005 increased 15.0% compared to 1,018,600 at December 31, 2004.  Average per member fees increased approximately 8% in 2005.

Investment and Other Income

Investment and other income totaled $157.1 million in 2005, an increase of $15.0 million from $142.1 million in 2004. This increase primarily was attributable to increased investment income from higher interest rates and average invested balances offset by lower capital gains.  The average yield on investment securities was 4.0% in 2005 compared to 3.6% in 2004. The investment of cash flows from operations contributed to the increase in the average invested balance and added approximately $7.0 million to interest income. Net realized capital gains of $18.3 million in 2005 decreased $9.9 million from $28.2 million in 2004. As of December 31, 2005, we had an unrealized gain of $52.3 million related to a venture capital investment. We realized this gain in the first quarter of 2006 with the sale of this venture capital investment.

Medical Expense

Consolidated medical expenses increased $981.8 million or 9.2% during 2005. The increase was primarily driven by the increase in average per member claims costs primarily from the effects of health care inflation and incremental medical expenses related to the CarePlus acquisition.

The medical expense ratio, or MER, which is computed by taking total medical expenses as a percentage of premium revenues, represents a key industry statistic used to measure underwriting profitability.

The consolidated MER for 2005 was 83.2%, decreasing 90 basis points from 84.1% for 2004 due to improvements in both the Commercial and Government segments as further discussed below. The 2005 consolidated MER includes 20 basis points for expenses associated with Hurricane Katrina.

The Government segment’s medical expenses increased $1.4 billion, or 30.0% during 2005 primarily due to the increase in average per member claims costs and the increase in the number of Medicare members, including those related to the CarePlus acquisition. The increase in average per member claims costs for Medicare approximated 8% to 10% during 2005.

The Government segment’s MER for 2005 was 83.1%, a 120 basis point decrease from the 2004 rate of 84.3%. Excluding a 10 basis point increase in the 2005 MER from Hurricane Katrina, the decrease was primarily attributable to the increase in Medicare revenues as a percentage of total Government segment revenues and average per member Medicare premiums outpacing average per member Medicare claim costs.

The Commercial segment’s medical expenses decreased $465.2 million, or 8.0%. This decrease primarily results from the decrease in fully insured group membership partially offset by the increase in average per member claims costs. The increase in average per member claims costs for fully insured group members was approximately 7% to 9% for 2005.

The MER for the Commercial segment of 83.3% in 2005 decreased 60 basis points from the 2004 MER of 83.9%. Higher medical expenses from Hurricane Katrina increased the 2005 MER 30 basis points. After considering the effect of Hurricane Katrina, the decrease in MER for the 2005 period primarily reflects the absence of the unprofitable 89,000-member large group account that lapsed on January 1, 2005.

SG&A Expense

Consolidated selling, general, and administrative (SG&A) expenses increased $301.3 million or 15.9% during 2005 primarily resulting from an increase in the number of employees due to the Medicare expansion, the class action litigation settlement, and increased advertising and marketing costs also due to the Medicare expansion. These increases were partially offset by a decrease in administrative expenses associated with transitioning to the TRICARE South contract in 2004. During 2005, the number of employees increased 5,000 to 18,700 at December 31, 2005, primarily in the sales and customer service functions associated with the growth in the Medicare business, as well as approximately 1,200 employees added with the CarePlus acquisition.

The SG&A expense ratio, which is computed by taking total selling, general, and administrative expenses as a percentage of premium revenues and administrative services fees, represents a key industry statistic used to measure administrative spending efficiency.

The consolidated SG&A expense ratio for 2005 was 15.4%, increasing 80 basis points from 14.6% for 2004.   Expenses related to the class action litigation settlement increased the SG&A expense ratio 50 basis points for 2005. After considering the effect of the class action litigation expenses, the SG&A expense ratio increase primarily resulted from a commercial membership mix shift and increased spending associated with the Medicare expansion. The consolidated SG&A expense ratio is expected to be in the range of 12% to 13% for 2006 reflecting the continuing beneficial effect of growth in revenues and membership leveraging fixed costs.

Our Government and Commercial segments bear direct and indirect overhead SG&A expenses. We allocate indirect overhead expenses shared by the two segments primarily as a function of revenues. As a result, the profitability of each segment is interdependent.

SG&A expenses in the Government segment increased $248.1 million, or 34.7% during 2005 due to the CarePlus acquisition, increased spending associated with the Medicare expansion, and the class action litigation settlement. These increases were partially offset by a decrease in TRICARE expenses from the transition to the South contract in 2004. The Government segment SG&A expense ratio increased 40 basis points from 12.3% for 2004 to 12.7% for 2005. Expenses related to the class action litigation settlement increased the SG&A expense ratio 40 basis points for 2005.

The Commercial segment SG&A expenses increased $53.2 million, or 4.5% during 2005. The Commercial segment SG&A expense ratio increased 200 basis points from 16.5% for 2004 to 18.5% for 2005. Expenses related to the class action litigation settlement increased the SG&A expense ratio 60 basis points for 2005. After considering the effect of the class action litigation expenses, this increase resulted from the continued shift in the mix of membership towards ASO. ASO business bears a significantly higher SG&A ratio than fully insured business.

Depreciation and Amortization

Depreciation and amortization for 2005 totaled $128.9 million compared to $117.8 million for 2004, an increase of $11.1 million, or 9.4%. Amortization of other intangible assets increased $13.3 million during 2005 primarily as a result of intangible assets recorded in connection with the CarePlus acquisition.

Interest Expense

Interest expense was $39.3 million for 2005, compared to $23.2 million for 2004, an increase of $16.1 million. This increase primarily resulted from higher interest rates and higher average outstanding debt. The higher average outstanding debt balance increased interest expense $5.0 million during 2005. The average interest rate during 2005 of 5.3% increased 140 basis points compared to 3.9% during 2004.

Income Taxes

Our effective tax rate in 2005 of 26.3% decreased 6.1% compared to the 32.4% effective tax rate in 2004. The effective tax rate for 2005 reflects the favorable impact from the resolution of a contingent tax gain of $22.8 million during the first quarter of 2005 in connection with the expiration of the statute of limitations on an uncertain tax position related to the 2000 tax year.  See Note 8 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K for a complete reconciliation of the federal statutory rate to the effective tax rate. We expect the 2006 effective tax rate to be in the range of 35% to 37%.

Comparison of Results of Operations for 2004 and 2003

Certain financial data for our two segments with retrospective application of SFAS 123R was as follows for the years ended December 31, 2004 and 2003:
			Change
	2004	2003	Dollars	Percentage
	(dollars in thousands)
Premium revenues:
Medicare Advantage	$3,086,598	$2,527,446	$559,152	22.1%
TRICARE	2,127,595	2,249,725	(122,130)	(5.4)%
Medicaid	511,193	487,100	24,093	4.9%
Total Government	5,725,386	5,264,271	461,115	8.8%
Fully insured	6,614,482	6,240,806	373,676	6.0%
Specialty	349,564	320,206	29,358	9.2%
Total Commercial	6,964,046	6,561,012	403,034	6.1%
Total	$12,689,432	$11,825,283	$864,149	7.3%
Administrative services fees:
Government	$106,764	$148,830	$(42,066)	(28.3)%
Commercial	166,032	122,846	43,186	35.2%
Total	$272,796	$271,676	$1,120	0.4%
Income before income taxes:
Government	$269,063	$221,240	$47,823	21.6%
Commercial	130,315	114,973	15,342	13.3%
Total	$399,378	$336,213	$63,165	18.8%
Medical expense ratios (a):
Government	84.3%	84.3%		—%
Commercial	83.9%	82.9%		1.0%
Total	84.1%	83.5%		0.6%
SG&A expense ratios (b):
Government	12.3%	13.5%		(1.2)%
Commercial	16.5%	17.0%		(0.5)%
Total	14.6%	15.4%		(0.8)%

(a)          Represents total medical expenses as a percentage of premium revenue. Also known as MER.

(b)         Represents total selling, general, and administrative expenses as a percentage of premium revenues and administrative services fees. Also known as the SG&A expense ratio.

Medical membership was as follows at December 31, 2004 and 2003:

			Change
	2004	2003	Members	Percentage
Government segment medical members:
Medicare Advantage	377,200	328,600	48,600	14.8%
Medicaid	478,600	468,900	9,700	2.1%
TRICARE	1,789,400	1,849,700	(60,300)	(3.3)%
TRICARE ASO	1,082,400	1,057,200	25,200	2.4%
Total Government	3,727,600	3,704,400	23,200	0.6%

Commercial segment medical members:
Fully insured	2,286,500	2,352,800	(66,300)	(2.8)%
ASO	1,018,600	712,400	306,200	43.0%
Total Commercial	3,305,100	3,065,200	239,900	7.8%
Total medical membership	7,032,700	6,769,600	263,100	3.9%

This table of financial data should be reviewed in connection with the discussion on the following pages.

Summary

Net income was $269.9 million, or $1.66 per diluted common share, in 2004 compared to $223.7 million, or $1.38 per diluted common share, in 2003. The increase in net income consisted of improved profits in both of our business segments, driven by higher earnings from our Medicare and commercial products. The 2003 results included expenses for asset impairments as more fully described in Note 5 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

Premium Revenues and Medical Membership

Premium revenues increased 7.3% to $12.7 billion for 2004, compared to $11.8 billion for 2003. Higher premium revenues resulted primarily from the Ochsner acquisition, as more fully described in Note 3 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K, and an increase in Medicare Advantage and fully insured commercial average per member premiums. Items impacting average per member premiums include changes in premium rates as well as changes in the geographic mix of membership, the mix of product offerings, and the mix of benefit plans selected by our membership.

Government segment premium revenues increased 8.8% to $5.7 billion for 2004, compared to $5.3 billion for 2003. This increase primarily was attributable to our Medicare Advantage operations. Medicare Advantage membership was 377,200 at December 31, 2004, compared to 328,600 at December 31, 2003, an increase of 48,600 members, or 14.8%, including 33,100 members added through the acquisition of Ochsner. Average per member premiums for our Medicare Advantage business increased approximately 10% for 2004, reflecting higher reimbursement from CMS. TRICARE premium revenues decreased 5.4% in 2004 reflecting the transition to the new South Region contract which included a temporary loss of approximately 1 million members for 4 months in 2004.

Commercial segment premium revenues increased 6.1% to $7.0 billion for 2004, compared to $6.5 billion for 2003. This increase resulted from the Ochsner acquisition and increases in average per member premiums in the 6% to 8% range on our fully insured commercial business partially offset by membership attrition. Average per member premium increases of 6% to 8% include the impact of an increasing mix of individual products into our fully insured membership. A lower premium corresponding to lower benefits on products sold to individuals reduced our average per member premium trend by approximately 150 to 200 basis points. Our fully insured commercial medical membership decreased 2.8%, or 66,300 members, to 2,286,500 at December 31, 2004 after giving effect to the addition of 152,600 members from the acquisition of Ochsner. Without giving effect to the Ochsner acquisition, the decrease was primarily due to the lapse of certain under-performing large group accounts totaling approximately 94,000 members in 2004 and continued attrition due to the ongoing competitive environment within the small to mid-market group fully insured accounts, partially offset by membership gains in the Individual product lines.

Administrative Services Fees

Our administrative services fees for 2004 were $272.8 million, an increase of $1.1 million, or 0.4%, from $271.7 million for 2003. This increase resulted primarily from higher Commercial ASO membership partially offset by lower fees related to TRICARE’s change in government-contracted services as described below.

Administrative services fees for the Government segment decreased $42.1 million, or 28.3%, from $148.8 million for 2003 to $106.8 million for 2004. This decline resulted from the transition to the new South Region contract which carved out certain government programs including the administration of pharmacy and medical benefits to senior members over the age of 65. We transitioned services under these separate programs to other providers during 2004.

For the Commercial segment, administrative services fees increased $43.2 million, or 35.2%, from $122.8 million for 2003 to $166.0 million for 2004. This increase resulted from a higher level of ASO membership at December 31, 2004, which was 1,018,600 members, compared to 712,400 members at December 31, 2003, an increase of 43%.

Investment and Other Income

Investment and other income totaled $142.1 million in 2004, an increase of $12.7 million from $129.4 million in 2003. This increase primarily resulted from an increase in the average invested balance partially offset by a decrease in net realized capital gains of approximately $8.4 million. The investment of cash flows from operations contributed to the increase in the average invested balance and added approximately $18.8 million to interest income. The average yield on investment securities was 3.6% in 2004 compared to 3.5% in 2003.

Medical Expense

Consolidated medical expenses increased $790.2 million, or 8.0%, to $10.7 billion in 2004 from $9.9 billion in 2003. The increase was primarily driven by the Ochsner acquisition and an increase in average per member claims costs primarily from the effects of health care inflation.

The consolidated MER for 2004 was 84.1%, increasing 60 basis points from 83.5% for 2003 primarily due to the increase in the MER for the Commercial segment.

The Government segment’s medical expenses increased $386.1 million, or 8.7%, during 2004 primarily due to the increase in the number of Medicare members, including those related to the Ochsner acquisition, and the increase in average per member claims costs, partially offset by lower medical expenses associated with transitioning to the TRICARE South contract.

The Government segment’s MER for 2004 was 84.3%, which was flat when compared to 2003. The Medicare Advantage premium increases were consistent with medical cost increases for 2004 reflecting our efforts of adjusting benefit levels commensurate with reimbursement rates.

The Commercial segment’s medical expenses increased $404.2 million, or 7.4%, during 2004. The increase was primarily driven by an increase in average per member claims costs primarily from the effects of health care inflation. The increase in average per member claims costs for fully insured group members was approximately 8% to 10% for 2004.

The Commercial segment’s MER for 2004 was 83.9%, increasing 100 basis points from 2003 of 82.9%. The 100 basis point increase was primarily due to underwriting losses associated with a large customer account serving approximately 89,000 members and a competitive pricing environment in the 2 to 300 life customer group. The 89,000-member large group account lapsed on January 1, 2005. Increasing per member premiums commensurate with claims trend becomes more difficult in a competitive pricing environment.

SG&A Expense

Consolidated SG&A expenses increased $27.8 million, or 1.5%, to $1.9 billion in 2004. Included in 2003 were costs of $17.2 million from the impairment of the Jacksonville, Florida service center building more fully described in Note 5 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K. Excluding the impairment, the increase resulted from higher Commercial segment SG&A expenses partially offset by lower Government segment SG&A expenses.

The consolidated SG&A expense ratio for 2004 was 14.6%, decreasing 80 basis points from 15.4% for 2003. This decrease, as well as the decrease in each of our segments’ SG&A expense ratios, was the result of the revenue growth in excess of administrative cost inflation and operational efficiencies including gains from completing the consolidation of seven service centers into four during 2003. The Jacksonville, Florida building writedown increased the 2003 SG&A expense ratio 10 basis points.

SG&A expenses in the Government segment decreased $13.4 million, or 1.8% during 2004 primarily due to a decrease in TRICARE SG&A expenses from transitioning to the South contract partially offset by the Ochsner acquisition. The Government segment SG&A expense ratio decreased 120 basis points from 13.5% for 2003 to 12.3% for 2004. The Government segment SG&A expense ratio for 2003 included an approximate 20 basis point impact from the Jacksonville, Florida building writedown.

The Commercial segment SG&A expenses increased $41.2 million, or 3.6% during 2004 primarily due to the Ochsner acquisition. The Commercial segment SG&A expense ratio decreased 50 basis points from 17.0% for 2003 to 16.5% for 2004. The Commercial segment SG&A expense ratio for 2003 included an approximate 10 basis point impact from the Jacksonville, Florida building writedown.

Depreciation and Amortization

Depreciation and amortization for 2004 totaled $117.8 million compared to $126.8 million for 2003, a decrease of $9.0 million, or 7.1%. Accelerated depreciation from reducing the estimated useful life of software increased depreciation expense $9.3 million in 2004 and $13.5 million in 2003. Amortization of other intangible assets decreased when the other intangible assets allocated to an acquired TRICARE contract became fully amortized in the second quarter of 2003. This was partially offset by the increased amortization expense associated with other intangible assets recorded in connection with the April 1, 2004 Ochsner acquisition.

Interest Expense

Interest expense was $23.2 million for 2004, compared to $17.4 million for 2003, an increase of $5.8 million. This increase primarily resulted from higher average outstanding debt, due to the issuance of $300 million senior notes in August 2003.

Income Taxes

Our effective tax rate in 2004 of 32.4% decreased 1.1% compared to the 33.5% effective tax rate in 2003. Our effective tax rate is lower than the federal statutory rate due primarily to tax-exempt investment income. See Note 8 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K for a complete reconciliation of the federal statutory rate to the effective tax rate.

Liquidity

Our primary sources of cash include receipts of premiums, administrative services fees, investment income, as well as proceeds from the sale or maturity of our investment securities and from borrowings. Our primary uses of cash include disbursements for claims payments, SG&A expenses, interest expense, taxes, purchases of investment securities, capital expenditures, acquisitions, and payments on borrowings. Because premiums generally are collected in advance of claim payments by a period of up to several months in many instances, our business should normally produce positive cash flows during a period of increasing enrollment. Conversely, cash flows would be negatively impacted during a period of shrinking enrollment. We have recently been experiencing improving operating cash flows associated with growth in Medicare enrollment.

Cash and cash equivalents increased to $732.0 million at December 31, 2005 from $580.1 million at December 31, 2004. The change in cash and cash equivalents for the years ended December 31, 2005, 2004 and 2003 is summarized as follows:

	2005	2004	2003
	(in thousands)
Net cash provided by operating activities	$610,082	$344,061	$397,921
Net cash used in investing activities	(767,276)	(624,081)	(382,837)
Net cash provided by (used in) financing activities	309,131	(71,305)	194,963

Increase (decrease) in cash and cash equivalents	$151,937	$(351,325)	$210,047

Cash Flow from Operating Activities

Our operating cash flows in 2004 were significantly impacted by the timing of the Medicare Advantage premium remittance which is payable to us on the first day of each month. When the first day of a month falls on a weekend or holiday, we have historically received this payment at the end of the previous month. As such, the Medicare Advantage receipts for January 2004 of $211.9 million and January 2003 of $205.8 million were received in December 2003 and December 2002, respectively, because January 1 is a holiday.

Beginning in 2005, the monthly premium payment schedule included a change in timing from previous practice. This new practice made an exception to the holiday rule for the January 1 payment. Although January 1 always represents a holiday, the new practice results in the January 1 payment being received on the first business day of January. As a result of this change, the January 2005 payment of $290.3 million originally scheduled to be received on Friday, December 31, 2004, was changed to Monday, January 3, 2005, or one business day later. Therefore, we received 12 monthly Medicare Advantage premium remittances in 2005, 11 in 2004, and 12 in 2003.

In addition to the impact from the timing of the Medicare Advantage premium receipts, higher earnings and Medicare enrollment growth contributed to increased operating cash flows in 2005, 2004 and 2003. Comparisons of our operating cash flows also are impacted by changes in our working capital. The most significant drivers of changes in our working capital are typically the timing of receipts for premiums and administrative services fees and payments of medical expenses. We illustrate these changes with the following summary of receivables and medical and other expenses payable.

The detail of total net receivables was as follows at December 31, 2005, 2004 and 2003:

				Change
	2005	2004	2003	2005	2004
	(in thousands)
TRICARE:
Base receivable	$509,444	$396,355	$266,656	$113,089	$129,699
Bid price adjustments (BPAs)	—	25,601	92,875	(25,601)	(67,274)
Change orders	32,285	6,021	7,073	26,264	(1,052)
	541,729	427,977	366,604	113,752	61,373
Less: long-term portion of BPAs	—	—	(38,794)	—	38,794
TRICARE subtotal	541,729	427,977	327,810	113,752	100,167

Medicare	63,931	213	—	63,718	213
Commercial and other	165,549	185,931	178,577	(20,382)	7,354
Allowance for doubtful accounts	(32,557)	(34,506)	(40,400)	1,949	5,894
Total net receivables	$738,652	$579,615	$465,987	159,037	113,628
Reconciliation to cash flow statement:
Change in long-term receivables				—	(52,583)
Provision for doubtful accounts				4,566	6,433
Receivables from acquisition				(2,289)	(16,420)
Change in receivables in cash flow statement				$161,314	$51,058

TRICARE base receivables began increasing in 2004 due to the transition to the reimbursement model under the South Region contract beginning on August 1, 2004. Under our former TRICARE contracts with a fixed price, we bore the cost of changes in the underlying pattern of health care for which the government was at risk until subsequently reimbursed in a later period through a bid price adjustment, or BPA process. The fixed price and BPA process added variability to our revenues, related receivables and operating cash flows because the timing of the settlement was uncertain. Under the new TRICARE South region contract, the fixed price and BPA process was eliminated and replaced with a new reimbursement model. We are reimbursed by the federal government generally within 15 calendar days of when we pay the claim under the new reimbursement model.

The delivery of health care services under the TRICARE South region contract results in (1) a lag between the time the service is provided and when the claim is paid by us, generally three months, and (2) a lag between the time the claim is paid by us and ultimately reimbursed by the federal government, generally 15 calendar days. Thus, the claims reimbursement component of TRICARE base receivables is generally collected over a three to four month period. The transition to the South region contract had the effect of increasing the TRICARE base receivable and, by a like amount, increasing TRICARE claims payable.

In addition to the effect of transitioning to the new South region contract reimbursement model, TRICARE base receivables (and related claims payable) increased in 2005 from higher claims inventories at our third party claims processing vendor. The $26.3 million increase in TRICARE change order receivables resulted from negotiating an equitable adjustment to the contract price in late 2005 for services not originally specified in the contract. We expect to collect the majority of these receivables during the first half of 2006.

The $63.7 million increase in Medicare Advantage receivables as of December 31, 2005 as compared to December 31, 2004 primarily resulted from recording revenues associated with CMS’s risk adjustment model. CMS has implemented a risk adjustment model which apportions premiums paid to all health plans, including Humana, according to health severity. This model pays more for enrollees with predictably higher costs. Under this risk adjustment methodology, diagnosis data from inpatient and ambulatory treatment settings are used to calculate the risk adjusted premium payment to us. We collect, capture and submit the necessary diagnosis data to CMS weekly. We estimate risk adjustment revenues based upon the diagnosis data we submitted to CMS. This also resulted in a corresponding increase in the capitation payable to physicians under risk sharing arrangements discussed below.

The detail of medical and other expenses payable was as follows at December 31, 2005, 2004 and 2003:

				Change
	2005	2004	2003	2005	2004
	(in thousands)
IBNR (1)	$1,483,902	$1,164,518	$1,043,360	$319,384	$121,158
Reported claims in process (2)	83,635	97,801	74,262	(14,166)	23,539
Other medical expenses payable (3)	342,145	159,691	154,534	182,454	5,157
Total medical and other expenses payable	$1,909,682	$1,422,010	$1,272,156	487,672	149,854
Reconciliation to cash flow statement:
Medical and other expenses payable from acquisition				(37,375)	(71,063)
Change in medical and other expenses payable in cash flow statement				$450,297	$78,791

(1)          IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR).

(2)          Reported claims in process represents the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

(3)          Other medical expenses payable includes capitation and pharmacy payables. The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Medical and other expenses payable primarily increased during 2005 due to (1) growth in Medicare membership, (2) medical claims inflation, (3) the transition to the new South region contract, (4) an increase in the TRICARE payable resulting from an increase in claims inventory at our third party claims processing vendor as discussed under the total net receivables table on the previous page, and (5) an increase in the capitation payable to physicians under risk sharing arrangements.

Medical and other expenses payable increased during 2004 due primarily to medical claims inflation.

Cash Flow from Investing Activities

During 2005, we paid $352.8 million to acquire CarePlus, net of $92.1 million of cash acquired, and we paid $50.0 million to acquire Corphealth, net of $4.0 million of cash acquired. During 2004, we paid $141.8 million to acquire Ochsner, net of $15.3 million of cash acquired.

We reinvested a portion of our operating cash flows over the last several years in investment securities, primarily short-duration fixed income securities, totaling $233.3 million in 2005, $407.3 million in 2004, and $283.1 million in 2003. Our ongoing capital expenditures primarily relate to our technology initiatives and administrative facilities necessary for activities such as claims processing, billing and collections, medical utilization review, and customer service. Total capital expenditures, excluding acquisitions, were $165.8 million in 2005, $114.1 million in 2004, and $101.3 million in 2003. The increased spending in 2005 primarily resulted from our Medicare expansion initiatives. Excluding acquisitions, we expect our total capital expenditures in 2006 to range between $125 million and $135 million.

During 2004 and 2003, proceeds from the sale of property and equipment relate primarily to consolidating our service centers in Jacksonville and San Antonio, including the sale of the Jacksonville office tower in 2004 for $14.8 million and a San Antonio office building for $5.9 million in 2003.

Cash Flow from Financing Activities

During 2005, we borrowed $494 million under our credit agreement. This amount included $294 million which we borrowed temporarily to finance the CarePlus acquisition. Additional borrowings related primarily to the anticipation of funding additional capital into certain subsidiaries during 2006 in conjunction with anticipated growth in revenues.

During 2003, we issued $300 million in 6.3% senior notes due August 1, 2018 in order to repay our short-term debt and take advantage of historically low interest rates. In addition, during 2003 we received proceeds of $31.6 million in exchange for new swap agreements. See Note 9 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K for more detailed information regarding our borrowings and swap agreements.

The remainder of the cash provided by financing activities in 2005, 2004 and 2003 resulted primarily from the change in the book overdraft, proceeds from stock option exercises, tax benefits of stock-based compensation, and the change in the securities lending payable. During 2005, we acquired approximately 68,300 of our common shares in connection with employee stock plans at an aggregate cost of $2.4 million, or an average of $34.62 per share. In 2004, we repurchased 3.6 million common shares in open market transactions and 0.2 million common shares in connection with employee stock plans for $67.0 million at an average price of $17.83 per share. In 2003, we repurchased 2.3 million common shares in open market transactions and 1.4 million common shares in connection with employee stock plans for $44.1 million at an average price of $12.03 per share.  The Board of Directors’ authorization for open market transactions expired in January 2005.

Senior Notes

We issued in the public debt capital markets, $300 million aggregate principal amount of 7.25% senior unsecured notes that mature on August 1, 2006 and $300 million aggregate principal amount of 6.30% senior unsecured notes that mature on August 1, 2018. We have entered into interest rate swap agreements to exchange the fixed interest rate under these senior notes for a variable interest rate based on LIBOR, as more fully discussed in Note 9 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

Credit Agreement

Our 5-year $600 million unsecured revolving credit agreement expires in September 2009. Under the agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion of the agreement bears interest at either a fixed rate or floating rate based on LIBOR plus a spread. The spread, which varies depending on our credit ratings, ranges from 50 to 112.5 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 15 basis points, may fluctuate between 12.5 and 37.5 basis points, depending upon our credit ratings. In addition, a utilization fee of 12.5 basis points is payable for any day in which borrowings under the facility exceed 50% of the total $600 million commitment. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate basis, at our option.

The 5-year $600 million credit agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of net worth, minimum interest coverage, and maximum leverage ratios. At December 31, 2005, we were in compliance with all applicable financial covenant requirements. The terms of this credit agreement also include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow. We have not experienced a material adverse effect, and we know of no circumstances or events which would be reasonably likely to result in a material adverse effect. At this time, we do not believe the material adverse effect clause poses a material funding risk to us. We have other relationships, including financial advisory and banking, with some of the parties to the credit agreement.

At December 31, 2005, we had $200 million of borrowings under the credit agreement outstanding at an interest rate of 5.04%. In addition, we have outstanding letters of credit of $35.1 million secured under the credit agreement. No amounts have ever been drawn on these letters of credit. As of December 31, 2005, we had $364.9 million of remaining borrowing capacity under the credit agreement.

Commercial Paper Program

We maintain and may issue short-term debt securities under a commercial paper program when market conditions allow. The program is backed by our credit agreement described above. Aggregate borrowings under both the credit agreement and commercial paper program generally may not exceed $600 million.

At December 31, 2005 and 2004, we had no commercial paper borrowings outstanding.

Other Borrowings

Other borrowings of $3.6 million at December 31, 2005 represent financing for the renovation of a building, bear interest at 2% per annum, are collateralized by the building, and are payable in various installments through 2014.

Shelf Registration

Our universal shelf registration with the Securities and Exchange Commission allows us to register the sale of debt or equity securities, from time to time, with the amount, price and terms to be determined at the time of the sale. We have up to $300 million remaining from a total of $600 million under the universal shelf registration. The net proceeds from any future sales of our debt securities under the universal shelf registration may be used for our operations and for other general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures, investments, acquisitions, or the repurchase of our outstanding securities. Given revised rules relating to universal shelf registration statements, we are exploring our options to file a new shelf registration statement.

Liquidity Requirements

We believe our cash balances, investment securities, operating cash flows, access to debt and equity markets and borrowing capacity, taken together, provide adequate resources to fund ongoing operating and regulatory requirements and fund future expansion opportunities and capital expenditures in the foreseeable future.

Adverse changes in our credit rating may increase the rate of interest we pay and may impact the amount of credit available to us in the future. Our investment-grade credit rating at December 31, 2005 was Baa3 according to Moody’s Investors Services, Inc., or Moody’s, and BBB, according to Standard & Poor’s Ratings Services, or S&P. A downgrade to Ba2 or lower by Moody’s and BB or lower by S&P would give the counterparties of three of our interest rate swap agreements with a $300 million notional amount, the right, but not the obligation, to cancel the interest rate swap agreement. If cancelled, we would pay or receive an amount based on the fair market value of the swap agreement. Assuming these swap agreements had been cancelled on December 31, 2005, we would have received $5.8 million, net, and future net interest payments would increase assuming LIBOR does not change. Other than the swap agreements, adverse changes in our credit ratings may not create, increase, or accelerate any liabilities.

In addition, we operate as a holding company in a highly regulated industry. Our parent company is dependent upon dividends and administrative expense reimbursements from our subsidiaries, most of which are subject to regulatory restrictions. Cash, cash equivalents and short-term investments at the parent company decreased $19.7 million to $419.6 million at December 31, 2005 compared to $439.3 million at December 31, 2004 reflecting the use of parent company cash for acquisition activity during 2005. See Exhibit 99.4 to this Current Report on Form 8-K for our parent company only financial information.

Regulatory Requirements

Certain of our subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to Humana Inc., our parent company, and require minimum levels of equity as well as limit investments to approved securities. The amount of dividends that may be paid to Humana Inc. by these subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity’s level of statutory income and statutory capital and surplus. In most states, prior notification is provided before paying a dividend even if approval is not required.

As of December 31, 2005, we maintained aggregate statutory capital and surplus of $1,203.2 million in our state regulated subsidiaries. Each of these subsidiaries was in compliance with applicable statutory requirements which aggregated $722.2 million. Although the minimum required levels of equity are largely based on premium volume, product mix, and the quality of assets held, minimum requirements can vary significantly at the state level. Given our anticipated premium growth in 2006 resulting from the expansion of our Medicare products, capital requirements will increase. We expect to fund these increased requirements with capital contributions from Humana Inc., our parent company, in the range of $450 million to $650 million in 2006.

Most states rely on risk-based capital requirements, or RBC, to define the required levels of equity. RBC is a model developed by the National Association of Insurance Commissioners to monitor an entity’s solvency. This calculation indicates recommended minimum levels of required capital and surplus and signals regulatory measures should actual surplus fall below these recommended levels. If RBC were adopted by all states and Puerto Rico at December 31, 2005, we would be required to fund $14.7 million in one of our Puerto Rico subsidiaries to meet all requirements. After this funding, we would have $378.2 million of aggregate capital and surplus above any of the levels that require corrective action under RBC.

Contractual Obligations

We are contractually obligated to make payments for years subsequent to December 31, 2005 as follows:

	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(in thousands)

Debt	$803,640	$300,574	$1,080	$201,080	$300,906
Interest (1)	285,720	50,333	66,900	45,396	123,091
Operating leases (2)	297,113	84,993	121,622	62,325	28,173
Purchase and other obligations (3)	46,433	24,044	18,346	4,043	—
Total	$1,432,906	$459,944	$207,948	$312,844	$452,170

(1)          Interest includes the estimated contractual interest payments under our debt agreements net of the effect of the associated swap agreements assuming no change in the LIBOR rate as of December 31, 2005.

(2)          We lease facilities, computer hardware, and other equipment under long-term operating leases that are noncancelable and expire on various dates through 2023. We sublease facilities or partial facilities to third party tenants for space not used in our operations which partially mitigates our operating lease commitments. An operating lease, accounted for under the provisions of SFAS No. 13, Accounting for Leases, is a type of off-balance sheet arrangement. Assuming we acquired the asset, rather than leased such asset, we would have recognized a liability for the financing of these assets. See also Note 14 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.

(3)          Purchase and other obligations include agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

Off-Balance Sheet Arrangements

As part of our ongoing business, we do not participate or knowingly seek to participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or SPEs, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2005, we are not involved in any SPE transactions.

Guarantees and Indemnifications

Our operating lease of an airplane, which expires January 1, 2010, provides for a residual value payment of no more than $4.8 million at the end of the lease term. At the end of the term, we have the right to exercise a purchase option for $8.9 million or the airplane can be sold to a third party. If we decide not to exercise our purchase option, we must pay the lessor a maximum amount of $4.8 million. This amount will be reduced by the net sales proceeds in excess of $4.2 million from the sale of the airplane to a third party.

Through indemnity agreements approved by the state regulatory authorities, certain of our regulated subsidiaries generally are guaranteed by Humana Inc., our parent company, in the event of insolvency for (1) member coverage for which premium payment has been made prior to insolvency; (2) benefits for members then hospitalized until discharged; and (3) payment to providers for services rendered prior to insolvency. Our parent also has guaranteed the obligations of our TRICARE subsidiaries.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of us, or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses. Historically, payments made related to these indemnifications have been immaterial.

Related Parties

No related party transactions had a material effect on our financial position, results of operations, or cash flows. Certain related party transactions not having a material effect are discussed in our Proxy Statement for the meeting to be held April 27, 2006 — see “Certain Transactions with Management and Others.”

Government Contracts

Our Medicare business, which accounted for approximately 32% of our total premiums and ASO fees for the year ended December 31, 2005, primarily consisted of HMO, PPO and PFFS products covered under the Medicare Advantage contracts with the federal government. The contracts are renewed generally for a one-year term each December 31 unless CMS notifies Humana of its decision not to renew by May 1 of the contract year, or Humana notifies CMS of its decision not to renew by the first Monday in June of the contract year.

Our TRICARE business, which accounted for approximately 17% of our total premiums and ASO fees for the year ended December 31, 2005, primarily consisted of the South Region contract. The 5-year South Region contract is subject to annual renewals at the Government’s option and expires March 31, 2009. This contract contains provisions to negotiate a target health care cost amount annually with the federal government. Any variance from the target health care cost is shared with the federal government. As such, events and circumstances not contemplated in the negotiated target health care cost amount could have a material adverse effect on our business. These changes may include, for example, an increase or reduction in the number of persons enrolled or eligible to enroll due to the federal government’s decision to increase or decrease U.S. military presence around the world.  In the event government reimbursements were to decline from projected amounts, our failure to reduce the health care costs associated with these programs could have a material adverse effect on our business.

Our Medicaid business, which accounted for approximately 4% of our total premiums and ASO fees for the year ended December 31, 2005, consisted of contracts in Puerto Rico, Florida and Illinois. Our 3-year contracts with the Puerto Rico Health Insurance Administration, which accounted for approximately 3% of our total premium and ASO fees for the year ended December 31, 2005, were extended a fourth year and these contracts expire on June 30, 2006. We are preparing to bid on the new contracts that will be effective July 2006 although a request for such proposal has not yet been issued by the Puerto Rico Health Insurance Administration. At this time we are unable to predict the ultimate impact that any government policy decisions might have on our Medicaid contracts in Puerto Rico.

Our other current Medicaid contract, which is in Florida, is scheduled to expire on June 30, 2006. Due to Medicaid reform in Florida, we are currently negotiating the terms and rates for the renewal contract. We expect the current contract to be extended until August 31, 2006, and the subsequent renewal contract to be effective for a two-year term beginning September 1, 2006. Due to continual decreases in the reimbursement from the state of Illinois, we exited the Illinois Medicaid market effective July 31, 2005. The Illinois and Florida Medicaid contracts accounted for approximately 1% of our total premiums and ASO fees for the year ended December 31, 2005.

Other than as described herein, the loss of any of the contracts above or significant changes in these programs as a result of legislative action, including reductions in premium payments to us, or increases in member benefits without corresponding increases in premium payments to us, may have a material adverse effect on our financial position, results of operations, and cash flows.

Legal Proceedings

We are party to a variety of legal actions in the ordinary course of business, including employment matters, breach of contract actions, tort claims, and shareholder suits involving alleged securities fraud. A description of material legal actions in which we are currently involved is included under “Legal Proceedings” of Item 3 in Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Form 10-K”). We cannot predict the outcome of these suits with certainty, and we are incurring expenses in defense of these matters. In addition, recent court decisions and legislative activity may increase our exposure for any of these types of claims. Therefore, these legal actions could have a material adverse effect on our financial position, results of operations and cash flows.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements and accompanying notes requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We continuously evaluate our estimates and those critical accounting policies related primarily to medical cost and revenue recognition as well as accounting for impairments related to our investment securities, goodwill, and long-lived assets. These estimates are based on knowledge of current events and anticipated future events, and accordingly, actual results ultimately may differ from those estimates. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Medical Expense Recognition

Medical expenses are recognized in the period in which services are provided and include an estimate of the cost of services which have been incurred but not yet reported, or IBNR. IBNR represents a substantial portion of our medical and other expenses payable as follows:

	December 31,	Percentage	December 31,	Percentage
	2005	of Total	2004	of Total
	(dollars in thousands)
IBNR	$1,483,902	77.7%	$1,164,518	81.9%
Reported claims in process	83,635	4.4	97,801	6.9
Other medical expenses payable	342,145	17.9	159,691	11.2
Total medical and other expenses payable	$1,909,682	100.0%	$1,422,010	100.0%

Estimating IBNR is complex and involves a significant amount of judgment. Accordingly, it represents a critical accounting estimate. Changes in this estimate can materially affect, either favorably or unfavorably, our results from operations and overall financial position. For example, a 100 basis point, or 1 percent, change in the estimate of our medical and other expenses payable at December 31, 2005, which represents approximately 44% of total liabilities, would require an adjustment of approximately $19 million in a future period in which a revision in the estimate became known.

We develop our estimate for IBNR using actuarial methodologies and assumptions, primarily based upon historical claim payment and claim receipt patterns, as well as historical medical cost trends. Depending on the period for which incurred claims are estimated, we apply a different method in determining our estimate. For periods prior to the most recent three months, the key assumption used in estimating our IBNR is that the completion factor pattern remains consistent over a rolling 12-month period after adjusting for known changes in claim inventory levels and known changes in claim payment processes. Completion factors result from the calculation of the percentage of claims incurred during a given period that have historically been adjudicated as of the reporting period. For the most recent three months, the incurred claims are estimated primarily from a trend analysis based upon per member per month claims trends developed from our historical experience in the preceding months, adjusted for known changes in estimates of recent hospital and drug utilization data, provider contracting changes, changes in benefit levels, product mix, and weekday seasonality.

The completion factor method is used for the months of incurred claims prior to the most recent three months because the historical percentage of claims processed for those months is at a level sufficient to produce a consistently reliable result. Conversely, for the most recent three months of incurred claims, the volume of claims processed historically is not at a level sufficient to produce a reliable result, which therefore requires us to examine historical trend patterns as the primary method of evaluation.

Medical cost trends potentially are more volatile than other segments of the economy. The drivers of medical cost trends include increases in the utilization of hospital facilities, physician services, prescription drugs, and new medical technologies, as well as the inflationary effect on the cost per unit of each of these expense components. Other external factors such as government-mandated benefits or other regulatory changes, increases in medical services capacity, direct to consumer advertising for prescription drugs and medical services, an aging population, catastrophes, and epidemics also may impact medical cost trends. Internal factors such as system conversions, claims processing cycle times, changes in medical management practices and changes in provider contracts also may impact our ability to accurately predict estimates of historical completion factors or medical cost trends. All of these factors are considered in estimating IBNR and in estimating the per member per month claims trend for purposes of determining the reserve for the most recent three months. Additionally, we continually prepare and review follow-up studies to assess the reasonableness of the estimates generated by our process and methods over time. The results of these studies are also considered in determining the reserve for the most recent three months. Each of these factors requires significant judgment by management.

The completion and claims per member per month trend factors are the most significant factors impacting the IBNR estimate. The following table illustrates the sensitivity of these factors and the estimated potential impact on our operating results caused by changes in these factors based on December 31, 2005 data:

Completion Factor (a):		Claims Trend Factor (b):
(Decrease) Increase in Factor	Increase (Decrease) in Medical and Other Expenses Payable	(Decrease) Increase in Factor	(Decrease) Increase in Medical and Other Expenses Payable
	(dollars in thousands)
(3%)	$183,000	(3%)	$(68,000)
(2%)	$117,000	(2%)	$(44,000)
(1%)	$56,000	(1%)	$(21,000)
1%	$(53,000)	1%	$26,000
2%	$(102,000)	2%	$49,000
3%	$(150,000)	3%	$73,000

(a)             Reflects estimated potential changes in medical and other expenses payable caused by changes in completion factors for incurred months prior to the most recent three months.

(b)            Reflects estimated potential changes in medical and other expenses payable caused by changes in annualized claims trend used for the estimation of per member per month incurred claims for the most recent three months.

Most medical claims are paid within a few months of the member receiving service from a physician or other health care provider. As a result, these liabilities generally are described as having a “short-tail”, which causes less than 2% of our medical and other expenses payable as of the end of any given period to be outstanding for more than 12 months. As such, we expect that substantially all of the December 31, 2005 estimate of medical and other expenses payable will be known and paid during 2006.

Our reserving practice is to consistently recognize the actuarial best point estimate within a level of confidence required by actuarial standards. Actuarial standards of practice generally require a level of confidence such that the liabilities established for IBNR have a greater probability of being adequate versus being insufficient, or such that the liabilities established for IBNR are sufficient to cover obligations under an assumption of moderately adverse conditions. Adverse conditions are situations in which the actual claims are expected to be higher than the otherwise estimated value of such claims at the time of the estimate. Therefore, in many situations, the claim amounts ultimately settled will be less than the estimate that satisfies the actuarial standards of practice.

IBNR established in connection with our TRICARE contracts is typically more difficult to estimate than for our other operations, because there are more variables that impact the estimate. These additional variables include continual changes in the number of eligible beneficiaries, changes in the utilization of military treatment facilities and changes in levels of benefits versus the original contract provisions. Many of these variables are impacted by an increase or decrease in military activity involving the United States armed forces. We have considered all of these factors in establishing our IBNR estimate. Each of these factors requires significant judgment by management.

Our TRICARE contract contains risk-sharing provisions with the Department of Defense and with subcontractors, which effectively limit profits and losses when actual claim experience varies from the targeted medical claim amount negotiated in our annual bid. As a result of these contract provisions, the impact of changes in estimates for prior year TRICARE medical claims payable on our results of operations is reduced substantially, whether positive or negative.

We have a significant percentage of our Medicare and Medicaid membership under risk-sharing arrangements with providers. Accordingly, the impact of changes in estimates for prior year medical claims payable on our results from operations that are attributable to our Medicare and Medicaid lines of business may also be significantly reduced, whether positive or negative.

The following table provides a reconciliation of changes in medical and other expenses payable for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
	(in thousands)
Balances at January 1	$1,422,010	$1,272,156	$1,142,131

Acquisitions	37,375	71,063	—

Incurred related to:
Current year	11,765,662	10,763,105	9,955,491
Prior years	(114,192)	(93,458)	(76,070)
Total incurred	11,651,470	10,669,647	9,879,421

Paid related to:
Current year	(9,979,449)	(9,504,331)	(8,710,393)
Prior years	(1,221,724)	(1,086,525)	(1,039,003)
Total paid	(11,201,173)	(10,590,856)	(9,749,396)

Balances at December 31	$1,909,682	$1,422,010	$1,272,156

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development).

As summarized in the previous table, claim reserve balances at December 31, 2004 ultimately settled during 2005 for $114.2 million less than the amounts originally estimated, representing 1.1% of medical claim expenses recorded in 2004. During 2004, claim reserve balances at December 31, 2003 ultimately settled for $93.5 million less than the amounts originally estimated, representing 0.9% of medical claim expenses recorded in 2003. This $20.7 million change in the amounts incurred related to prior years for 2005 as compared to 2004 resulted primarily from favorable development in our TRICARE line of business as a result of less than expected utilization in the latter half of 2004.

During 2003, claim reserve balances at December 31, 2002 ultimately settled during 2003 for $76.1 million less than the amounts originally estimated, representing 0.8% of medical claim expenses recorded in 2002. The $17.4 million change in the amounts incurred related to prior years for 2004 as compared to 2003 resulted primarily from favorable development in our Medicare line of business as a result of less than expected utilization in the latter half of 2003.

Revenue Recognition

We generally establish one-year contracts with commercial employer groups, subject to cancellation by the employer group on 30-day written notice. Our commercial contracts establish rates on a per member basis for each month of coverage.

Our contracts with federal or state governments are generally multi-year contracts subject to annual renewal provisions with the exception of our Medicare Advantage and PDP contracts with the federal government which renew annually.  Except for TRICARE contracts discussed in the following section, our government contracts also establish monthly rates per member but may have additional amounts due to us based on items such as age, working status, or specific health issues of the member. For example, CMS has implemented a risk adjustment model which apportions premiums paid to all health plans according to health severity.

The CMS risk adjustment model pays more for members with predictably higher costs, as more fully described in Item 1 of the 2005 Form 10-K (on page 5). Under this risk adjustment methodology, diagnosis data from inpatient and ambulatory treatment settings are used to calculate the risk adjusted premium payment to us. We collect, capture, and submit the necessary diagnosis data to CMS within prescribed deadlines. We estimate risk adjustment revenues based upon the diagnosis data submitted to CMS and ultimately accepted by CMS.

CMS is transitioning to the risk adjustment model while the old demographic model is phased out. The demographic model based the monthly premiums paid to health plans on factors such as age, sex and disability status. The monthly premium amount for each member is separately determined under both the risk adjustment and demographic model. These separate payment amounts are then blended according to the transition schedule. CMS is transitioning to the risk adjustment model for Medicare Advantage plans as follows: 50% in 2005, 75% in 2006 and 100% in 2007. The PDP payment methodology is based 100% on the risk adjustment model beginning in 2006. As a result of this process and the phasing in of the risk adjustment model, as well as budget neutrality as described in Item 1 of the 2005 Form 10-K (on page 5), our CMS monthly premium payments per member may change materially, either favorably or unfavorably.

Premium revenues and ASO fees are estimated by multiplying the membership covered under the various contracts by the contractual rates. In addition, we adjust revenues for estimated changes in an employer’s enrollment and customers that ultimately may fail to pay. Enrollment changes not yet reported by an employer group, an individual, or the government, also known as retroactive membership adjustments, are estimated based on historical trends. We monitor the collectibility of specific accounts, the aging of receivables, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in the current period’s revenue.

We bill and collect premium and ASO fee remittances from employer groups, the federal and state governments, and individual Medicare Advantage members monthly. Premium and ASO fee receivables are presented net of allowances for estimated uncollectible accounts and retroactive membership adjustments. Premiums and ASO fees received prior to the period members are entitled to receive services are recorded as unearned revenues.

TRICARE Contract

In 2005, TRICARE revenues represented 17% of total premiums and administrative services fees. The single TRICARE contract for the South Region includes multiple revenue generating activities and as such was evaluated under Emerging Issues Task Force (EITF) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. We allocate the consideration to the various components based on the relative fair values of the components. TRICARE revenues consist generally of (1) an insurance premium for assuming underwriting risk for the cost of civilian health care services delivered to eligible beneficiaries; (2) health care services provided to beneficiaries which are in turn reimbursed by the federal government; and (3) administrative service fees related to claim processing, customer service, enrollment, disease management and other services. We recognize the insurance premium as revenue ratably over the period coverage is provided. Health care services reimbursements are recognized as revenue in the period health care services are provided. Administrative service fees are recognized as revenue in the period services are performed.

The TRICARE contract contains provisions whereby the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. Annually, we negotiate a target health care cost amount, or target cost, with the federal government and determine an underwriting fee. Any variance from the target cost is shared. We earn more revenue or incur additional costs based on the variance in actual health care costs versus the negotiated target cost. We receive 20% for any cost underrun, subject to a ceiling that limits the underwriting profit to 10% of the target cost. We pay 20% for any cost overrun, subject to a floor that limits the underwriting loss to negative 4% of the target cost. A final settlement occurs 12 to 18 months after the end of each contract year to which it applies. We defer the recognition of any revenues for favorable contingent underwriting fee adjustments related to cost underruns until the amount is determinable and the collectibility is reasonably assured. We estimate and recognize unfavorable contingent underwriting fee adjustments related to cost overruns currently in operations as an increase in medical expenses. We continually review these medical expense estimates of future payments to the government for cost overruns and make necessary adjustments to our reserves.

The TRICARE contract contains provisions to negotiate change orders. Change orders occur when we perform services or incur costs under the directive of the federal government that were not originally specified in our contract. Under federal regulations we may be entitled to an equitable adjustment to the contract price in these situations. Change orders may be negotiated and settled at any time throughout the year. We record revenue applicable to change orders when services are performed and these amounts are determinable and collectibility is reasonably assured.

Our former TRICARE contracts for Regions 3 and 4 and Regions 2 and 5, which expired during 2004, contained provisions not only for change orders but for bid price adjustments, or BPAs, as well. There are no provisions for BPAs in our current TRICARE contract. BPAs were utilized to retroactively adjust revenues for the impact of the items for which the federal government retains risk, including the risks associated with changes in usage levels at military treatment facilities, or MTFs, change in the number of persons eligible for TRICARE benefits, and medical unit cost inflation. We worked closely with the federal government to obtain and review eligibility and MTF workload data, and to quantify and negotiate amounts recoverable or payable under our contractual BPA requirements. Final settlement of BPAs occurred only at specified intervals, typically in excess of 6 months after the end of a contract year. We recorded revenues applicable to BPAs when these amounts were determinable and collectibility was reasonably assured.

Investment Securities

Investment securities totaled $2,745.9 million, or 40% of total assets at December 31, 2005. Debt securities totaled $2,720.8 million, or 99% of this investment portfolio. More than 97% of our debt securities were of investment-grade quality, with an average credit rating of AA+ by S&P at December 31, 2005. Most of the debt securities that are below investment grade are rated at the higher end (BB or better) of the non-investment grade spectrum. Our investment policy limits investments in a single issuer and requires diversification among various asset types.

Duration is indicative of the relationship between changes in market value and changes in interest rates, providing a general indication of the sensitivity of the fair values of our debt securities to changes in interest rates. However, actual market values may differ significantly from estimates based on duration. The average duration of our debt securities was approximately 3.4 years at December 31, 2005. Based on this duration, a 1% increase in interest rates would generally decrease the fair value of our debt securities by approximately $90 million.

Our investment securities are categorized as available for sale and, as a result, are stated at fair value. Fair value of publicly traded debt and equity securities are based on quoted market prices. Non-traded debt securities are priced independently by a third party vendor. Fair value of venture capital debt securities that are privately held are estimated using a variety of valuation methodologies where an observable quoted market price does not exist. Such methodologies include reviewing the value ascribed to the most recent financing, comparing the security with securities of publicly traded companies in a similar line of business, and reviewing the underlying financial performance including estimating discounted cash flows. Unrealized holding gains and losses, net of applicable deferred taxes, are included as a component of stockholders’ equity and comprehensive income until realized from a sale or impairment.

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005, included the following:

	Less than 12 months		12 months or more		Total
2005	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. Government obligations	$611,683	$(3,790)	$272,176	$(8,481)	$883,859	$(12,271)
Tax exempt municipal securities	470,477	(4,846)	258,825	(7,914)	729,302	(12,760)
Corporate and other securities	248,016	(4,932)	131,166	(4,867)	379,182	(9,799)
Mortgage-backed securities	51,921	(742)	36,987	(2,225)	88,908	(2,967)
Redeemable preferred stocks	—	—	6,862	(338)	6,862	(338)
Debt securities	1,382,097	(14,310)	706,016	(23,825)	2,088,113	(38,135)
Non-redeemable preferred stocks	4,409	(37)	5,477	(206)	9,886	(243)
Total investment securities	$1,386,506	$(14,347)	$711,493	$(24,031)	$2,097,999	$(38,378)

We regularly evaluate our investment securities for impairment. We consider factors affecting the issuer, factors affecting the industry the issuer operates within, and general debt and equity market trends. We consider the length of time an investment’s fair value has been below carrying value, the severity of the decline, the near term prospects for recovery to carrying value and our intent and ability to hold the investment until maturity or market recovery is realized. If and when a determination is made that a decline in fair value below the cost basis is other than temporary, the related investment is written down to its estimated fair value through a charge to earnings. The risks inherent in assessing the impairment of an investment include the risk that market factors may differ from our expectations; facts and circumstances factored into our assessment may change with the passage of time; or we may decide to subsequently sell the investment. The determination of whether a decline in the value of an investment is other than temporary requires us to exercise significant diligence and judgment. The discovery of new information and the passage of time can significantly change these judgments. The status of the general economic environment and significant changes in the national securities markets influence the determination of fair value and the assessment of investment impairment.

Unrealized losses at December 31, 2005 resulted from 447 positions out of a total of 731 positions held. Approximately 26% of the carrying value of our consolidated investment securities have been in an unrealized loss position greater than one year. The unrealized losses at December 31, 2005 primarily were caused by increases in interest rates. All issuers of securities trading at an unrealized loss remain current on all contractual payments and we believe it is probable that we will be able to collect all amounts due according to the contractual terms of the debt securities. After taking into account these and other factors, including the severity of the decline and our ability and intent to hold these securities until recovery or maturity, we determined the unrealized losses on these investment securities were temporary and, as such, no impairment was required.

There were no impairment losses recorded in 2005 or 2004. We recorded $3.2 million in 2003 after an evaluation indicated that a decline in fair value below the cost basis was other than temporary.

Goodwill and Long-lived Assets

At December 31, 2005, goodwill and other long-lived assets represented 27% of total assets and 74% of total stockholders’ equity.

SFAS No. 142, Goodwill and Other Intangible Assets, requires that we not amortize goodwill to earnings, but instead that we test goodwill at least annually for impairment at a level of reporting referred to as the reporting unit and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit is one level below our Commercial and Government segments. The Commercial segment’s two reporting units consist of fully and self-insured medical and specialty. The Government segment’s three reporting units consist of Medicare Advantage, TRICARE and Medicaid. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition.

Our strategy, long-range business plan, and annual planning process support our goodwill impairment tests. These tests are based primarily on an evaluation of future discounted cash flows under several scenarios. We used a range of discount rates that correspond to our weighted-average cost of capital. Key assumptions including changes in membership, premium yields, medical cost trends and certain government contract extensions are consistent with those utilized in our long-range business plan and annual planning process. If these assumptions differ from actual, the estimates underlying our goodwill impairment tests could be adversely affected. Goodwill impairment tests completed in each of the last three years did not result in an impairment loss.

Long-lived assets consist of property and equipment and other finite-lived intangible assets. These assets are depreciated or amortized over their estimated useful life, and are subject to impairment reviews. We periodically review long-lived assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, we must make assumptions regarding estimated future cash flows and other factors to determine if an impairment loss may exist, and, if so, estimate fair value. We also must estimate and make assumptions regarding the useful life we assign to our long-lived assets. If these estimates or their related assumptions change in the future, we may be required to record impairment losses or change the useful life, including accelerating depreciation for these assets. There were no impairment losses in 2005. We recognized losses due to impairment and accelerated depreciation from changes in estimated useful life of $9.3 million in 2004 and $30.8 million in 2003. See Note 5 to the consolidated financial statements included in Exhibit 99.3 to this Current Report on Form 8-K.